Exhibit 24.2

Powers of Attorney

Each of the undersigned Directors of II-VI Incorporated constitutes and appoints Vincent D. Mattera Jr., Mary Jane Raymond and Ronald Basso his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and subsequent registration statements relating to the offering to which this Registration Statement relates, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated below.

Name	Title	Date

/s/ Lisa Neal-Graves Lisa Neal-Graves	Director	August 4, 2022

/s/ Stephen A. Skaggs Stephen A. Skaggs	Director	August 4, 2022

/s/ Sandeep S. Vij Sandeep S. Vij	Director	August 4, 2022